EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 1999 Stock Option Plan of CyberSource Corporation of our reports dated March 12, 2007, with respect to the consolidated financial statements and schedule of CyberSource Corporation, CyberSource Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of CyberSource Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

San Jose, California

October 31, 2007